THE CNL FUNDS

FIRST AMENDMENT TO EXPENSE LIMITATION AGREEMENT

THIS FIRST AMENDMENT TO EXPENSE LIMITATION AGREEMENT (this “Amendment”) is made and entered into as of February 28, 2008, by and between THE CNL FUNDS (the “Trust”), on behalf of each portfolio of the Trust, a Delaware statutory trust and CNL Fund Advisors Company, a Florida corporation (“the “Adviser”).

WHEREAS, the Trust and the Adviser have entered into an Advisory Agreement dated May 24, 2007 (the “Advisory Agreement”), pursuant to which the Adviser will render investment services to each Fund for compensation (the “Advisory Fee”) based on the value of the average daily net assets of each such Fund; and

WHEREAS, the Trust and the Adviser are parties to that certain Expense Limitation Agreement dated as of May 24, 2007 (“Agreement”); and

WHEREAS, the Initial Term of the Agreement is due to expire on July 31, 2008; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to extend the Initial Term as defined within the Agreement,

NOW THEREFORE, in consideration of the mutual covenants set forth below and in the Agreement, the Adviser and the Trust agree as follows:

1.	Paragraph 3 of the Agreement shall be amended to extend the Initial Term such that the Agreement shall continue in effect until April 30, 2009;

2.	All other provisions in the Agreement which have not been expressly revised in this Amendment shall remain in full force and effect;

3.	Except as specifically amended by the provision hereof, the terms and provisions of the Agreement shall continue to control the rights and obligations of the parties, and the Agreement and this Amendment shall be construed as one instrument.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the date first written above.

The “Trust” The CNL Funds On behalf of each of the Funds listed on Schedule A of the Agreement

By:	/s/ Paul S. Saint-Pierre
Name: Paul S. Saint-Pierre Title: Treasurer

The “Adviser” CNL Fund Advisors Company

By:	/s/ J. Grayson Sanders
Name: J. Grayson Sanders Title: President